Exhibit 5.1

Letterhead of NPS Pharmaceuticals, Inc.

                               September 21, 2007

NPS Pharmaceuticals, Inc.
300 Interpace Parkway, Building B
Parsippany, NJ 07054

          Re:  Registration Statement on  Form S-3

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by NPS Pharmaceuticals, Inc., a Delaware corporation (“NPS”), of the resale of shares of common stock, par value $.001 per share, of NPS (the “Common Stock”) issuable upon conversion of $50 million aggregate principal amount of convertible notes (the “Shares”) issued in a private placement on August 7, 2007 (the “Notes”), I advise as follows:

          I am the Senior Vice President, Legal Affairs and General Counsel of NPS.  I have reviewed the Amended and Restated Certificate of Incorporation and the By-Laws of NPS, each as amended to the date hereof, the Registration Statement on Form S-3 to be filed by NPS under the Securities Act with respect to the Shares (the “Registration Statement”) and the corporate proceedings taken by NPS in connection with the authorization of the Shares.  I have also examined originals, or copies certified or otherwise authenticated to my satisfaction, of such corporate records of NPS and such other instruments, certificates of public officials and representatives of NPS and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.  As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of NPS and appropriate public officials.

          On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares, when issued upon the conversion of the Notes in accordance with their terms, will be legally issued, fully paid and nonassessable.

          I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

          I hereby consent to the reference to me and my opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. I also hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Val R. Antczak